Exhibit 99.3

CONSENT OF DIRECTOR-NOMINEE
This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of Southern States Bancshares, Inc. to be filed with the U.S. Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the shares of Southern States Bancshares, Inc.’s common stock issuable in connection with the merger of CBB Bancorp with and into Southern States Bancshares, Inc.
The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related proxy statement/prospectus as having consented to serve as a director of Southern States Bancshares, Inc. effective immediately after the completion of the mergers contemplated by the Registration Statement and such proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

/s/ Richard E. Drews, Jr
Richard E. Drews, Jr.
Cartersville, Georgia
May 2, 2024